Exhibit 99.1

NEWS FROM SEI

Company Contact:

Dana Grosser

610-676-2459

dgrosser@seic.com

Pages: 1

FOR IMMEDIATE RELEASE

SEI DECLARES $.09 PER SHARE DIVIDEND AND INCREASE IN

STOCK REPURCHASE PROGRAM

OAKS, Pa., Dec. 15, 2009 – The Board of Directors of SEI Investments Company (NASDAQ: SEIC) today declared a dividend of $.09 (nine cents) per share. The cash dividend will be payable to shareholders of record on January 5, 2010 with a payment date of January 21, 2010.

In addition, SEI’s Board of Directors approved an increase in its stock repurchase program by an additional $100 million. Since the beginning of calendar year 2009, the Company repurchased approximately 2,893,000 shares at a cost of $48.7 million.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of outsourced asset management, investment processing and investment operations solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of September 30, 2009, through its subsidiaries and partnerships in which the company has a significant interest, SEI administers $383 billion in mutual fund and pooled assets and manages $156 billion in assets. SEI serves clients, conducts or is registered to conduct business and/or operations, from numerous offices worldwide. For more information, visit www.seic.com.

# # #